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                                                                   EXHIBIT 3.1.1


                            ARTICLES OF INCORPORATION
                                       OF
                          STRATEGIC TIMBER TRUST, INC.


                                   ARTICLE I.

         The name of the corporation is "Strategic Timber Trust, Inc."

                                   ARTICLE II.

         The corporation shall have the authority, acting through its board of directors, to issue not more than 100,000 shares of a single class having a par value of $0.01 per share which shall be referred to as "common shares." The common shares (a) shall be one and the same class, (b) shall have unlimited voting rights (with each share having one vote on each matter submitted to shareholders for vote), (c) shall have equal rights of participation in dividends and other distributions, and (d) shall be entitled to receive the net assets of the corporation ratably upon dissolution.

                                  ARTICLE III.

         The street address of the initial registered office of the corporation is 999 Peachtree Street, N.E., Suite 2300, Atlanta, Fulton County, Georgia, 30309, and the initial registered agent of the corporation at such address is William H. Bradley.

                                   ARTICLE IV.

         The name and address of the incorporator are:

                           Robert J. Pile
                           Sutherland, Asbill & Brennan LLP
                           999 Peachtree Street, N.E., Suite 2300
                           Atlanta, Georgia 30309

                                   ARTICLE V.

         The mailing address of the corporation's initial principal office will be:

                           5 North Pleasant Street
                           New London, New Hampshire 03257



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                                   ARTICLE VI.

         Any action required by the Georgia Business Corporation Code ("GBCC") to be taken at a meeting of the shareholders of the corporation or any action which may be taken at a meeting of the shareholders may be taken without a meeting if a written consent, setting forth the action so taken, shall be signed by the persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take such action at a meeting at which all shareholders entitled to vote were present and voted.

                                  ARTICLE VII.

         A director of the corporation shall not be personally liable to the corporation or to its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability: (a) for any appropriation, in violation of his or her duties, of any business opportunity of the corporation, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for any type of liability set forth in section 14-2- 832 of the GBCC, or (d) for any transaction from which the director derived an improper personal benefit. If the GBCC is hereafter amended to eliminate or limit the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the GBCC, as so amended. Any repeal or modification of this
Article VII by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

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         Pursuant to GBCC ss.14-2-201.1, the incorporator does hereby undertake to publish a notice of the filing with the Secretary of State of the State of Georgia of these articles of incorporation as required by GBCC ss.14-2-201.1(b).

                  DULY EXECUTED and delivered by the undersigned incorporator on April 21, 1998.

                                              /s/  Robert J. Pile
                                              -------------------------------
                                              Robert J. Pile, as Incorporator

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